EX. 99.28(d)(21)(x)

Amendment
to Amended and Restated
Investment Sub-Advisory Agreement Between
Jackson National Asset Management, LLC
and Invesco Advisers, Inc.

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (“Adviser”), and Invesco Advisers, Inc., a Delaware corporation and registered investment adviser (“Sub-Adviser”).

Whereas, the Adviser and the Sub-Adviser entered into an Amended and Restated Investment Sub-Advisory Agreement effective as of the 1st day of December, 2012, as amended May 30, 2013, June 3, 2013, September 16, 2013, June 4, 2014 and January 1, 2015 (“Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios of JNL Series Trust (“Trust”).

Whereas, the parties have agreed to amend the Agreement to add the following new fund: the JNL Multi-Manager Alternative Fund and its’ respective fees, effective April 27, 2015.

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

1.	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated April 27, 2015, attached hereto.

2.	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated April 27, 2015, attached hereto.

In Witness Whereof, the Adviser and the Sub-Adviser have caused this Amendment to be executed as of this 19th day of March 2015, effective April 27, 2015.

Jackson National Asset Management, LLC		Invesco Advisers, Inc.

By:	/s/ Mark D. Nerud	By:	/s/ Brian Thorp
Name:	Mark D. Nerud	Name:	Brian Thorp
Title:	President and CEO	Title:	Vice President

Schedule A
Dated April 27, 2015

Funds
JNL Multi-Manager Alternative Fund
JNL/Invesco Global Real Estate Fund
JNL/Invesco International Growth Fund
JNL/Invesco Large Cap Growth Fund
JNL/Invesco Mid Cap Value Fund
JNL/Invesco Small Cap Growth Fund

A - 1

Schedule B
Dated April 27, 2015
(Compensation)

JNL Multi-Manager Alternative Fund

[Omitted]

JNL/Invesco Global Real Estate Fund
Average Daily Net Assets	Annual Rate
$0 to $50 Million	0.50%
Amounts over $50 Million	0.45%

JNL/Invesco International Growth Fund
Average Daily Net Assets	Annual Rate
$0 to $250 Million	0.40%
$250 Million to $750 Million	0.35%
$750 Million to $1 Billion	0.30%
$1 Billion to $2 Billion	0.275%
Amounts over $2 Billion	0.25%

JNL/Invesco Large Cap Growth Fund
Average Daily Net Assets	Annual Rate
$0 to $150 Million	0.40%**
Amounts over $150 Million	0.35%

** For the purpose of calculating the sub-adviser fee for the JNL/Invesco Large Cap Growth Fund, assets must be combined with assets of the JNL/Invesco Global Real Estate Fund, the JNL/Invesco International Growth Fund, and the JNL/Invesco Small Cap Growth Fund. For combined net assets greater than $1 billion, the sub-adviser fee will be 0.35% on all assets of the JNL/Invesco Large Cap Growth Fund.

B - 1

JNL/Invesco Mid Cap Value Fund
Average Daily Net Assets	Annual Rate
$0 to $250 Million	0.45%
$250 to $500 Million	0.40%
Amounts Over $500 Million	0.35%

JNL/Invesco Small Cap Growth Fund
Average Daily Net Assets	Annual Rate
All Assets	0.55%***

*** For the purpose of calculating the sub-adviser fee for the JNL/Invesco Small Cap Growth Fund, assets must be combined with assets of the JNL/Invesco Global Real Estate Fund, the JNL/Invesco International Growth Fund, and the JNL/Invesco Large Cap Growth Fund, collectively. For combined net assets greater than $1 billion, the sub-adviser fee will be 0.55% on all net assets for the JNL/Invesco Small Cap Growth Fund.

B - 1